Exhibit 99.1
AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473
American Natural Energy Corporation Announces Debenture Default
Tulsa, Oklahoma, October 4, 2006. American Natural Energy Corporation (“ANEC”) (TSX Venture:ANR.U) announced that it has failed to meet the interest payment due on September 30, 2006 on its 8% Convertible Secured Debentures the outstanding principal of which was also due on September 30, 2006. ANEC had also failed to meet the interest payment due on June 30, 2006 and on July 6, 2006 previously announced an interest payment default. Computershare Trust Company of Canada, the Trustee under the Indenture governing the Debentures, has the right to enforce its rights on behalf of the Debenture holders against the collateral for the Debentures. The Debentures are collateralized by substantially all of ANEC’s assets. At September 30, 2006, the Debentures are outstanding in the principal amount of US$10,825,000 and accrued and unpaid interest at that date amounts to US$437,000.
ANEC is continuing its efforts to raise additional equity to pay the current interest obligation, fund its Louisiana drilling operation and re-finance other outstanding obligations or to seek to enter into another transaction in order to seek to maximize shareholder value.
ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.
The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.
This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the ability of ANEC to meet its obligations under the Trust Indenture and otherwise meet its outstanding financial and other obligations. Forward-looking statements also include management’s plans, intentions, beliefs and current expectations regarding ANEC’s future business operations, well drilling and operating activities and performance of ANEC and management’s beliefs regarding production to be achieved from producing wells and its plans and expectations regarding further well drilling activities and the results of those activities. These risks and uncertainties relate to ANEC’s ability to repay or extend the maturity of its Debentures due on September 30, 2006, its ability to negotiate and enter into any agreement or transaction seeking to maximize shareholder value and the price ANEC is able to realize in such a transaction, and the likelihood that the Trustee under ANEC’s outstanding Debentures or the requisite holders of principal amount of Debentures will demand immediate payment of the

Debentures and seek to foreclose on ANEC’s assets as a consequence of its existing default in the payment of principal and interest on the Debentures. Investors are cautioned that any such forward-looking statements are not guarantees of ANEC’s ability to meet its obligations under the Trust Indenture and its other obligations or its future performance and involve material risks and uncertainties. Important additional factors that could cause such differences are described in ANEC’s periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission’s Website at www.sec.gov.